Exhibit 99.1

vTv Therapeutics Announces Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

Received $20.0 million in February 2026 from Newsoara under an amended licensing agreement
Expect to complete enrollment in the CATT1 Phase 3 trial in the third quarter of 2026
Strengthened balance sheet provides funding runway well past the anticipated CATT1 Phase 3 topline readout

HIGH POINT, N.C., March 10, 2026 (GLOBE NEWSWIRE) – vTv Therapeutics Inc. (Nasdaq: VTVT), a late-stage biopharmaceutical company focused on the development of cadisegliatin, a novel, potential first-in-class oral adjunctive therapy to insulin being investigated for the treatment of type 1 diabetes ("T1D"), today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided an update on recent corporate developments.
“In 2025, vTv delivered meaningful clinical and corporate progress that positions us for a highly productive 2026,” said Paul Sekhri, Chairman, President and CEO of vTv Therapeutics. “During the course of the year, we initiated patient dosing in the Phase 3 CATT1 trial evaluating cadisegliatin as an adjunct to insulin for the treatment of type 1 diabetes, strengthened our balance sheet with an $80.0 million financing with leading healthcare investors, and continued to expand our intellectual property estate supporting cadisegliatin. In early 2026, we secured an additional $20.0 million in non-dilutive funding.”
“Looking ahead, 2026 remains an important year for vTv as we advance the CATT1 Phase 3 trial. Following study start-up, while patient enrollment progressed more slowly than initially anticipated, we expanded the number of participating sites, and increased physician and patient engagement efforts, resulting in a significant acceleration in enrollment momentum. Based on current trends, we expect to complete enrollment in the third quarter of 2026. Cadisegliatin continues to show promise as a meaningful oral adjunctive therapy for people living with type 1 diabetes, and we look forward to completing the trial and bringing this important potential therapy to market.”

Recent Company Highlights
•Amended Licensing Agreement with Newsoara Biopharma Inc., Resulting in $20.0 million Upfront Milestone Payment to vTv. In February 2026, the Company announced it expanded its license agreement with Newsoara to include global rights to the Company’s highly selective PDE4 inhibitor, HPP737. Pursuant to the amended license agreement, Newsoara obtained an exclusive, worldwide license to develop and commercialize Company’s PDE4 inhibitor, HPP737, in exchange for vTv receiving an upfront payment of $20.0 million, as well as the potential to receive future development milestones of up to approximately $50.0 million, sales milestones of up to $65.0 million, and tiered royalties based on sales.
•Submission of Phase 2 Clinical Study Protocol for Cadisegliatin in Type 2 Diabetes to the United Arab Emirates Department of Health. In December 2025, vTv and M42’s Insights Research Organization & Solutions (IROS) announced that a Phase 2 clinical study protocol was submitted to the Department of Health (DOH) Abu Dhabi. The study is designed to evaluate the safety and efficacy of cadisegliatin, a potential first-in-class oral adjunctive therapy to insulin, in people living with type 2 diabetes.
•New Appointments to its Scientific Advisory Board. In October 2025, the Company announced the appointment of Alfonso Galderisi, MD, PhD, Mark Evans, MD, Chantal Mathieu, MD, PhD, and Klara Klein,

MD, PhD, to its Scientific Advisory Board (SAB). The SAB, composed of internationally recognized leaders in endocrinology, diabetes research, clinical trial design, and regulatory science, will continue providing strategic guidance on the development of cadisegliatin, which is currently being investigated in Phase 3 clinical trials as an oral adjunctive therapy to insulin for the treatment of T1D.

Fourth Quarter 2025 Financial Results
•Cash Position: The Company’s cash position as of December 31, 2025, was $88.9 million compared to $36.7 million as of December 31, 2024. This increase is largely due to proceeds from the private placement financing as announced on September 2, 2025.
•Research & Development (R&D) Expenses: R&D expenses were $3.9 million and $2.2 million in each of the three months ended December 31, 2025, and 2024, respectively. The increase is attributable to (i) higher spending on cadisegliatin of $3.6 million, due to increases in clinical studies, partially offset by (ii) a decrease in indirect costs of $0.4 million, and (iii) a decrease of $1.5 million in other projects primarily related to the write off of an aged accrual.
•General & Administrative (G&A) Expenses: G&A expenses were $4.0 million and $2.7 million for each of the three months ended December 31, 2025, and 2024, respectively. The increase of $1.3 million was primarily due to (i) an increase in payroll expense of $0.3 million, (ii) an increase in legal expense of $0.3 million, (iii) an increase in share-based expense of $0.1 million, and (iv) an increase in other operating costs of $0.6 million.
•Interest Income: Interest income for the three months ended December 31, 2025 and December 31, 2024 of $0.9 million and $0.4 million, respectively, is related to interest and dividend income from our money market account.
•Other (Expense) Income, net: Other expense of $0.1 million for the three months ended December 31, 2025 was driven by losses related to the change in the fair value of the outstanding warrants to purchase our Class A common stock. Other income for the three months ended December 31, 2024 was immaterial.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended December 31, 2025, was $7.1 million or $0.58 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $3.6 million or $0.55 per basic share.
Full Year 2025 Financial Results
•Research & Development (R&D) Expenses: R&D expenses were $17.9 million and $11.5 million in each of the years ended December 31, 2025, and 2024, respectively. The increase is attributable to (i) higher spending on cadisegliatin of $5.4 million, due to increases in clinical studies, (ii) an increase in indirect costs of $2.6 million primarily due to increases in payroll and bonus costs and a $1.0 million Novo license milestone payment, partially offset by (iii) a decrease of $1.7 million in other projects primarily related to the write off of an aged accrual.
•General & Administrative (G&A) Expenses: G&A expenses were $14.9 million and $13.7 million for each of the years ended December 31, 2025, and 2024, respectively. The increase of $1.3 million was due to (i) an increase in share-based expense of $0.6 million, (ii) an increase in payroll costs of $0.4 million, (iii) an increase in legal expenses of $0.2 million, and (iv) an increase in other operating costs of $0.1 million.
•Interest Income: Interest income for the years ended December 31, 2025 and December 31, 2024 of $1.9 million and $1.6 million, respectively, is related to interest and dividend income from our money market account.
•Other (Expense) Income, net: Other expense of $0.1 million for the year ended December 31, 2025 was driven by losses related to the change in the fair value of the outstanding warrants to purchase our Class A common stock. Other income for the year ended December 31, 2024 was immaterial.
•Net Loss: Net loss attributable to vTv shareholders for the year ended December 31, 2025, was $27.0 million or $3.20 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $18.5 million or $3.20 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$88,932	$36,746
Prepaid expenses	743	1,192
Other current assets	218	175
Total current assets	89,893	38,113
Other assets	6	153
Total assets	$89,899	$38,266
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,557	$5,027
Current portion of operating lease liabilities	—	169
Warrant liability, related party	84	—
Total current liabilities	6,641	5,196
Contract liabilities, net of current portion	18,669	18,669
Warrant liability, related party	—	57
Warrant liability	152	43
Total liabilities	25,462	23,965
Commitments and contingencies
Stockholders’ equity:
Class A Common Stock	39	26
Class B Common Stock	—	6
Additional paid-in capital	391,090	311,885
Accumulated deficit	(326,692)	(299,718)
Total stockholders’ equity attributable to vTv Therapeutics Inc.	64,437	12,199
Noncontrolling interest	—	2,102
Total stockholders’ equity	64,437	14,301
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$89,899	$38,266

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)
Revenue	$—	$17	$—	$1,017
Operating expenses:
Research and development	3,908	2,234	17,861	11,546
General and administrative	3,977	2,675	14,947	13,651
Total operating expenses	7,885	4,909	32,808	25,197
Operating loss	(7,885)	(4,892)	(32,808)	(24,180)
Interest income	865	429	1,870	1,565
Interest expense	(1)	—	(6)	—
Other (expense) income, net	(117)	26	(136)	10
Loss before income taxes	(7,138)	(4,437)	(31,080)	(22,605)
Income tax provision	—	—	—	100
Net loss before noncontrolling interest	(7,138)	(4,437)	(31,080)	(22,705)
Less: Net loss attributable to noncontrolling interest	—	(803)	(4,106)	(4,243)
Net loss attributable to vTv Therapeutics Inc.	$(7,138)	$(3,634)	$(26,974)	$(18,462)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(7,138)	$(3,634)	$(26,974)	$(18,462)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.58)	$(0.55)	$(3.20)	$(3.20)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	12,408,696	6,582,844	8,423,632	5,771,052
About Cadisegliatin
Cadisegliatin (TTP399) is a novel, oral small molecule, liver-selective glucokinase activator being investigated in the US as a potential first-in-class oral adjunctive treatment for type 1 diabetes (T1D). In non-clinical studies, cadisegliatin, acting selectively on the liver, increased the activity of glucokinase independently from insulin which supports clinical investigation of improvement in glycemic control through hepatic glucose uptake and glycogen storage. Cadisegliatin has been granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA).
Cadisegliatin is under investigation, and the safety and efficacy have not been established. There is no guarantee that this product will receive health authority approval or become commercially available for the use being investigated.
About vTv Therapeutics
vTv Therapeutics is a late-stage biopharmaceutical company focused on developing oral, small molecule drug candidates intended to help treat people living with diabetes and other chronic diseases. vTv’s clinical pipeline is led by cadisegliatin, currently in a US Phase 3 trial, a potential first-in-class oral glucokinase activator being investigated for the treatment of type 1 diabetes. vTv and its development partners are investigating multiple molecules across different indications for chronic diseases. Learn more at vtvtherapeutics.com or follow the company on LinkedIn or X.
Forward-Looking Statement
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the satisfaction of the closing conditions set forth in the securities purchase agreement, the expected use of proceeds from the offering, the timing of our clinical trials, the anticipated effect of Phase 3 topline data on the Company, the benefits of cadisegliatin to people living with T1D, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all our forward-looking statements by these cautionary statements.
Investor Contact
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com
Media Contact
Caren Begun
TellMed Strategies
201-396-8551
caren.begun@tmstrat.com